                                                                     EXHIBIT 8.1





September 30, 2002



Taylor Capital Group, Inc.
350 East Dundee Road
Suite 300
Wheeling, IL 60090

TAYC Capital Trust I
350 East Dundee Road
Suite 300
Wheeling, IL 60090

RE:      TAYC CAPITAL TRUST I

Ladies and Gentlemen:

We are special counsel to Taylor Capital Group, Inc. a Delaware corporation (the "Company"), and TAYC Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with issuance by the Trust of its trust preferred securities (the "Preferred Securities") and the sale by the Company of its subordinated debentures due 2032 (the "Debentures") to the Trust (together, the "Transaction"). The Debentures are being offered for sale pursuant to the Registration Statement under the Securities Act of 1933 on Form S-1, including the Trust Preferred Securities Prospectus, as filed with the Securities and Exchange Commission (the "Commission") on May 24, 2002, as amended (the "Registration Statement").

You have requested our opinion as to whether the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

The Trust exists solely to (i) issue the Preferred Securities to the public for cash, (ii) issue the Trust's common securities (the "Common Securities") to the Company in consideration for the Company's capitalization of the Trust, (iii) use the proceeds received from the issuance of the Preferred Securities and the Common Securities to acquire the Debentures, and (iv) engage in such other activities pursuant to the documents described herein. The Preferred Securities and the Common Securities represent undivided beneficial interests in the assets of the Trust. The Preferred Securities will rank equally with the Common Securities with regard to right of payment and the Trust will pay distributions on the Preferred Securities pro rata provided that, in the case of

Taylor Capital Group, Inc.
TAYC Capital Trust I
September 30, 2002
Page 2



default by the Company with respect to the Debentures, no distribution on the Common Securities will be paid until all accumulated and unpaid distributions on the Preferred Securities have been paid. The Trust will use all of the proceeds from the sale of the Preferred Securities to purchase the Debentures. The Debentures will be the Trust's only asset, and the interest paid on the Debentures by the Company will be the Trust's only source of income. The Company will irrevocably and unconditionally guarantee on a subordinated basis the obligations of the Trust under the Preferred Securities pursuant to, and to the extent set forth in, the Preferred Securities Guarantee Agreement by and between the Taylor Capital Group, Inc. and LaSalle Bank National Association (the "Preferred Securities Guarantee Agreement").

In rendering the opinion set forth below, we have examined and relied upon the following documents:

(1) the Indenture between Taylor Capital Group, Inc. and LaSalle Bank National Association;
(2) the Amended and Restated Trust Agreement of TAYC Capital Trust I among Taylor Capital Group, Inc., LaSalle Bank National Association, Wilmington Trust Company, and the Administrative Trustees named therein;
(3)      the Preferred Securities Guarantee Agreement;
(4)      the Registration Statement;
(5)      Form of the Certificate of Trust of TAYC Capital Trust I; and
(6) such other documents as we have deemed necessary in order to enable us to render our opinion.

In rendering this opinion, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity and authority of each party executing a document to execute such document. In rendering this opinion, we have also assumed that the Transaction will be consummated in accordance with such documents and that such documents accurately reflect the facts of the Transaction. Moreover, we have assumed that each party to such documents has performed and will perform in a manner consistent with the terms of such documents. We have not made any independent investigation of any matters set forth in any of such documents but have relied entirely upon the terms of such documents; any course of conduct or other variation from the terms of such documents could adversely affect the opinion set forth below.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for United States federal income tax purposes, the Trust will be classified as a grantor trust and not as an association taxable as a corporation.

This opinion represents and is based upon our best judgment regarding the application of the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures as of the date of this opinion. Our opinion is not binding upon the Internal Revenue Service (the "IRS") or the courts, and the IRS is not precluded from

Taylor Capital Group, Inc.
TAYC Capital Trust I
September 30, 2002
Page 3


asserting a contrary position. No ruling has been or will be requested from the IRS concerning the federal income tax consequences of the Transaction. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

The foregoing opinion addresses only the federal income tax issue discussed above and no opinion is rendered, nor should any opinion be inferred, with respect to any other issues, including, without limitation, other federal tax issues or any foreign, state or local tax issues.

This opinion is made and delivered as of the date hereof and changes in the relevant facts may occur subsequent to the date of this opinion that could adversely affect the federal income tax aspects of the Transaction and the accuracy of our opinion. We have no obligation to you to update or revise the foregoing opinion with respect to events occurring after the date hereof.

This opinion is being furnished to you for your use in connection with the Transaction. The opinion expressed herein is rendered solely for your benefit and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the headings "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" and "LEGAL MATTERS" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,


/s/ KATTEN MUCHIN ZAVIS ROSENMAN

KATTEN MUCHIN ZAVIS ROSENMAN